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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-44114) pertaining to the 1997 Stock Plan, 1998 Stock Plan and 2000 Employee Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-102922, No. 333-84620, No. 333-58680) pertaining to the 1998 Stock Plan and 2000 Employee Stock Purchase Plan, and the related prospectus of SeaBeyond Technology Corporation (formerly Software Technologies Corporation) of our report dated January 31, 2003, with respect to the consolidated financial statement and schedule of SeeBeyond Technology Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP
Woodland Hills, California March 24, 2003

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS